Exhibit 10.8

TERM NOTE
July 16, 2012

$3,381,000.00

    For value received, the undersigned H.D.D. LLC, a California limited liability company (the "Borrower"), promises to pay to the order of Bank of the West (together with its successors and assigns, the "Lender"), the principal amount of Three Million, Three Hundred Eighty-One Thousand Dollars and Zero Cents ($3,381,000.00) on or before May 31, 2022 (the "Expiration Date"), as set forth below. The aggregate principal balance outstanding shall bear interest, and interest shall be payable, in accordance with that certain Interest Rate Election Rider, attached hereto and made a part hereof (the "Interest Election Rider").

    Upon the terms and conditions as set forth herein, the Borrower may request a loan, in one drawing, up to the maximum amount shown above.  Proceeds of the Note shall be used to refinance existing debt with Silicon Valley Bank. The Note shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Lender or (ii) when paid in accordance with the Borrower's written instructions.

    This Note is entered into in connection with one or more certain Loan and Security Agreements or Loan Agreements, dated of even date herewith (each a "Loan Agreement" and collectively, the "Loan Agreements") between the Borrower and the Lender, and any capitalized terms not defined herein shall have the meanings given to them in the Loan Agreements.

    The Borrower hereby promises and agrees to pay interest in arrears on the last calendar day of each month, commencing on August 31, 2012.  The Borrower shall pay consecutive installments of principal as follows: $11,270.00 commencing on August 31, 2012, and the same amount (except the last installment which shall be the unpaid balance) on the last calendar day of each month thereafter.  On the Expiration Date, the Borrower hereby promises and agrees to pay to the Lender in full the aggregate unpaid principal amount outstanding, together with all accrued and unpaid interest and all other fees and charges owing to the Lender under this Note.

    Notwithstanding anything set forth herein or in the Loan Agreement to the contrary, no drawing shall be made under this Note until the Borrower has provided to the Lender evidence satisfactory to the Lender demonstrating that the Borrower has contributed no less than$2,500,000.00in equity to the Borrower.

    Principal and interest shall be payable at the Lender's main office or at such other place as the Lender may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim.  Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year, provided however that any payment that becomes due and payable on a day other than a Business Day that is also on the last calendar day of the month shall be payable on the immediately preceding Business Day.  If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

    "Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

    At the option of the Lender, this Note shall become immediately due and payable upon default of any liability, obligation, covenant or undertaking of the Borrower hereunder or the occurrence at any time of an Event of Default under the Loan Agreement.

Any payments received by the Lender on account of this Note shall, at the Lender's option, be applied first, to accrued and unpaid interest; second, to the unpaid principal balance, then any fees, or charges then owed to the Lender by the Borrower; with payments being applied to installments remaining due in such order and amounts as the Lender may determine in its discretion.  Notwithstanding the foregoing, any payments received after the occurrence and during the continuance of an Event of Default shall be applied in such manner as the Lender may determine.  The Borrower hereby authorizes the Lender to charge any deposit account which the Borrower may maintain with the Lender for any payment required hereunder without prior notice to the Borrower.

    If pursuant to the terms of this Note, the Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the loan evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  More specifically, if from any circumstances whatsoever, fulfillment of any provision of this Note or any other loan document executed and delivered in connection with this Note, at the time performance of such provision becomes due, would exceed the limit on interest then permitted by any applicable usury statute or any other applicable law, the Lender may, at its option (a) reduce the obligations to be fulfilled to such limit on interest, or (b) apply the amount in excess of such limit on interest to the reduction of the outstanding principal balance of the obligations, and not to the payment of interest, with the same force and effect as though Borrower had specifically designated such sums to be so applied to principal and Lender had agreed to accept such extra payments(s) as a premium-free prepayment, so that in no event shall any exaction be possible under this Note or any other loan document that is in excess of the applicable limit on interest.  It is the intention of Borrower and Lender that the total liability for payments in the nature of interest shall not exceed the limits imposed by any applicable state or federal interest rate laws.  The provisions of this paragraph shall control every other provision of this Note, and any provision of any other loan document in conflict with this paragraph.

    The Borrower represents to the Lender that the proceeds of this Note will not be used for personal, family or household purposes or for the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

    The Borrower grants to the Lender a continuing lien on and security interest in any and all deposits or other sums at any time credited by or due from the Lender to the Borrower and any cash, securities, instruments or other property of the Borrower in the possession of the Lender, whether for safekeeping or otherwise, or in transit to or from the Lender (regardless of the reason the Lender had received the same or whether the Lender has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower to the Lender and such deposits and other sums may be applied or set off against such liabilities and obligations of the Borrower to the Lender at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Lender.

    No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  The Borrower and any other party obligated on account of this Note by contract, by operation of law or otherwise (the Borrower and each Borrower, if more than one, and each such other party, an "Obligor"), regardless of the time, order or place of signing, waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of protest and all other notices and demands of every kind in connection with the delivery, acceptance, performance or enforcement of this Note, all suretyship defenses of any kind, in each case that would otherwise be available in connection with this Note including, without limitation, any right (whether now or hereafter existing) to require the holder hereof to first proceed against the Borrower, or any other party obligated on account of this Note, for any security, and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral.  To the maximum extent permitted by law, the Borrower waives and terminates any homestead rights and/or exemptions respecting any premises under the provisions of any applicable homestead laws, including without limitation, California Code of Civil Procedure Sections 704-710 et seq.

    To the fullest extent permitted by law, each Obligor waives:

       (A) any rights and defenses that are or may become available to such Obligor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code;

       (B) all rights and defenses that such Obligor may have because any of the indebtedness hereunder is secured by real property; this means, among other things: (i) the Lender may collect from an Obligor without first foreclosing on any real or personal property collateral pledged by the Borrower or another Obligor; and (ii) if the Lender forecloses on any real property collateral pledged by the Borrower or another Obligor: (1) the amount of such indebtedness may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender may collect from an Obligor even if the Lender, by foreclosing on the real property collateral, has destroyed any right such Obligor may have to collect from the Borrower or another Obligor. This is an unconditional and irrevocable waiver of any rights and defenses each Obligor may have because any of the indebtedness under this Note is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure;

       (C) any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

    The Borrower shall indemnify, defend and hold the Lender and its directors, officers, employees, agents and attorneys (each an "Indemnitee") harmless against any claim brought or threatened against any Indemnitee by the Borrower or by any other person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the Lender's relationship with the Borrower (each of which may be defended, compromised, settled or pursued by the Lender with counsel of the Lender's selection, but at the expense of the Borrower), except for any claim arising out of the gross negligence or willful misconduct of the Lender.

    The Borrower agrees to pay, upon demand, costs of collection of all amounts under this Note including, without limitation, principal and interest, or in connection with the enforcement of, or realization on, any security for this Note, including, without limitation, to the extent permitted by applicable law, reasonable attorneys' fees and expenses.  If any payment due under this Note is unpaid for 15 days or more, the Borrower shall pay, in addition to any other sums due under this Note (and without limiting the Lender's other remedies on account thereof), a late charge equal to 5.0% of such unpaid amount.

    This Note shall be binding upon the Borrower and upon its heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

    In the event that at any time, a surety is liable upon only a portion of the Borrower's or any Obligor's obligations under this Note and the Borrower provides partial satisfaction of any such obligation(s), each of the Borrower and each Obligor hereof, if any, hereby waives any right it would otherwise have, under Section 2822 of the California Civil Code, to designate the portion of the obligations to be satisfied.  The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of this Note, be made by the Lender rather than Borrower.

    The liabilities of the Borrower and each Borrower, if more than one, and any Obligor are joint and several; provided, however, the release by the Lender of the Borrower or any one or more Obligors shall not release any other person obligated on account of this Note. Any and all present and future debts of the Borrower to any Obligor are subordinated to the full payment and performance of all present and future debts and obligations of the Borrower to the Lender.  Each reference in this Note to the Borrower and each Borrower, if more than one, and Obligor, is to such person individually and also to all such persons jointly. No person obligated on account of this Note may seek contribution from any other person also obligated, unless and until all liabilities, obligations and indebtedness to the Lender of the person from whom contribution is sought have been irrevocably satisfied in full.  The release or compromise by the Lender of any collateral shall not release any person obligated on account of this Note.

    The Borrower authorizes the Lender to complete this Note if delivered incomplete in any respect. A photographic or other reproduction of this Note may be made by the Lender, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

    This Note shall be governed by federal law applicable to the Lender and, to the extent not preempted by federal law, the laws of the State of California without giving effect to the conflicts of laws principles thereof.

    Any notices under or pursuant to this Note shall be deemed duly received and effective if delivered in hand to any officer of agent of the Borrower or Lender, or if mailed by registered or certified mail, return receipt requested, addressed to the Borrower or Lender at the address set forth in the Loan Agreement or as any party may from time to time designate by written notice to the other party.

    The Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in California, over any suit, action or proceeding arising out of or relating to this Note.  The Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. The Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to the Borrower's, address shown below or as notified to the Lender and (ii) by serving the same upon the Borrower(s) in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon the Borrower.

   Waiver Of Jury Trial. THE BORROWER AND LENDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, AND THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW EACH PARTY, AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION RELATED TO THIS NOTE OR ANY OTHER DOCUMENT, INSTRUMENT OR TRANSACTION BETWEEN THE PARTIES.

   Judicial Reference Provision.  In the event the above Jury Trial Waiver is unenforceable, the parties elect to proceed under this Judicial Reference Provision. With the exception of the items specified below, any controversy, dispute or claim between the parties relating to this Note or any other document, instrument or transaction between the parties (each, a "Claim"), will be resolved by a reference proceeding in California pursuant to Sections 638 et seq. of the California Code of Civil Procedure, or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to reference. Venue for the reference will be the Superior Court in the County where real property involved in the action, if any, is located, or in a County where venue is otherwise appropriate under law (the "Court"). The following matters shall not be subject to reference: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including without limitation set-off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including without limitation writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). The exercise of, or opposition to, any of the above does not waive the right to a reference hereunder.

The referee shall be selected by agreement of the parties. If the parties do not agree, upon request of any party a referee shall be selected by the Presiding Judge of the Court. The referee shall determine all issues in accordance with existing case law and statutory law of the State of California, including without limitation the rules of evidence applicable to proceedings at law. The referee is empowered to enter equitable and legal relief, and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision, and pursuant to CCP §644 the referee's decision shall be entered by the Court as a judgment or order in the same manner as if tried by the Court. The final judgment or order from any decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial if granted, will be a reference hereunder.  AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, EACH PARTY AGREES THAT ALL CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT A JURY.

    Executed as of July 16, 2012.

Borrower: H.D.D LLC

By:	/s/ Phillip L. Hurst
Phillip L. Hurst, Manager

By:	/s/ William R. Hambrecht
William R. Hambrecht, Manager

By:	/s/ Paul E. Dolan, III
Paul E. Dolan, III, Manager

By:	/s/ Heath E. Dolan
Heath E. Dolan, Manager

By:	/s/ J. Barrie Graham
J. Barrie Graham, Manager

By:	/s/ Daniel A. Carroll
Daniel A. Carroll, Manager

5610 Dry Creek Road Healdsburg, California 95448

INTEREST RATE ELECTION RIDER

1.         INTEREST RATE(S); PAYMENTS AND PREPAYMENTS.

1.1           Interest Rates.  The Note shall bear interest at the following rate(s): (a) Two and One-Quarter Percent (2.25%) above the One-Month LIBOR Rate (as hereinafter defined) (a "One-Month LIBOR Rate Balance"); or (b) Two and One-Quarter Percent (2.25%) above the LIBOR Rate (as hereinafter defined) (a "LIBOR Rate Balance"); each an "Available Rate" or an "Available Rate Balance."

1.2           Notice of Borrowing and Rate Selection.   Upon written or telephonic notice which shall be received by the Lender at or before 11:00 a.m. Pacific time on a Business Day, the Borrower may draw this loan by requesting an Available Rate Balance. The draw may be made on the day notice is received by the Lender, provided however, that if the Lender shall not have received notice at or before 11:00 a.m. Pacific time on the day such request is made, such draw may, at the Lender's option, be made on the next Business Day. Notice of any LIBOR Rate Balance shall be received by the Lender no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests such LIBOR Rate Balance to be made.  The notice shall specify the effective date thereof (which shall be a Business Day), the type of interest rate and the amount to which the interest rate shall apply. Any such notice shall be irrevocable and shall be subject to other terms and conditions set forth in this Note.  For any interest rate selected, the Lender shall record on the books and records of the Lender an appropriate notation evidencing such selection, each repayment on account of the principal thereof and the amount of interest paid, and the Borrower authorizes the Lender to maintain such records and make such notations and agrees that the amount shown on the books and records as outstanding from time to time shall constitute the amount owing to the Lender pursuant to this Note, absent manifest error.

1.3           Payments. The Borrower hereby promises and agrees to pay interest in arrears on this Note on the last calendar day of each month, commencing on August 31, 2012.  If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at then applicable rate during such extension, provided however that any payment that becomes due and payable on a day other than a Business Day that is also on the last calendar day of the month shall be payable on the immediately preceding Business Day.  On the Expiration Date, the Borrower hereby promises and agrees to pay to the Lender in full the aggregate unpaid principal amount outstanding, together with all accrued and unpaid interest and all other fees and charges owing to the Lender under this Note.

1.4           Interest Periods.  Each Interest Period selected by the Borrower pursuant to the terms of this Interest Rate Election Rider shall commence on the date selected and shall end on the last day of the time period the Borrower shall elect, in each case as set forth in the definition of Interest Period in Paragraph 2.1 hereof; provided, however, that (a) any Interest Period that would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such extension would carry such Interest Period into the next month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a date for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end), shall (subject to clause (a) above) end on the last Business Day of such calendar month; and (c) any Interest Period that would otherwise extend beyond the Expiration Date shall end on the Expiration Date.  If the LIBOR Rate for an Interest Period is greater or less than the LIBOR Rate for the immediately preceding Interest Period, then the rate of interest paid by the Borrower will be adjusted accordingly effective on the first day of such Interest Period.

1.5           Conversion of Outstanding Amounts.  Upon written or telephonic notice which shall be received by the Lender at or before 11:00 a.m. Pacific time on a Business Day, and so long as no Event of Default shall have occurred and be continuing, the Borrower may, on the last Business Day of the then current Interest Period applicable to an Available Rate Balance, convert the rate on such balance to another Available Rate. The conversion may be effective on the day notice is received by the Lender, provided however, that if the Lender shall not have received notice at or before 11:00 a.m. Pacific time on the day such request is made, such election may, at the Lender's option, become effective on the next Business Day, except that notice to select any LIBOR Rate shall be received by the Lender no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests such LIBOR Rate. The notice shall specify the date of such conversion and the amount to be converted.

1.6           End of Interest Period. If, at the end of the relevant Interest Period, and subject to all of the terms and conditions applicable to a request that a new interest rate be selected, the Lender does not receive timely notice to continue the existing rate or request another Available Rate, the Borrower shall be deemed to have selected a One-Month LIBOR Rate Balance.

1.7           Unavailability of Rate.  In the event that the effective interest rate(s) applicable to the Borrower's loan evidenced hereby shall cease to be published or has become unlawful or infeasible by reason of the Lender's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule regulation, guideline or order, the Lender, it is sole discretion shall designate a new base, reference or other rate for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

1.8           Funding the Note.  The Lender shall be entitled to fund all or any portion of the Note in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as set forth herein without regard to the manner in which the Lender actually funded the Note.

1.9           Indemnification for Costs.  During any period of time in which interest on the Note is accruing on the basis of an Available Rate other than one that adjusts on a daily basis, the Borrower shall, upon the Lender's request, promptly pay to and reimburse the Lender for all costs incurred and payments made by the Lender by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Lender or as a result of the Lender's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Lender in quoting and determining such Available Rate.

1.10          Termination of Pricing Option. After the occurrence of an Event of Default, the Borrower's right to select pricing options, if applicable, shall cease, and, if the Borrower would, but for the application of the preceding clause, have had the right to elect among interest rate options, notwithstanding anything to the contrary in this Note, interest shall accrue at a rate per annum equal to 5.0% plus the current effective rate for a One-Month LIBOR Rate Balance.

1.11          Prepayment. Borrower may prepay amounts outstanding under this Note bearing interest at an Available Rate in whole or in part provided Borrower has given Lender not less than 5 Business Days prior written notice of Borrower's intention to make such prepayment and pays to Lender the Prepayment Fee (defined below) due as a result.  The Prepayment Fee shall also be paid, if Lender, for any other reason, including acceleration or foreclosure, receives all of any portion of the LIBOR Rate Balance prior to its scheduled payment date.  "Prepayment Fee" is the positive amount, if any, equal to the present value of (i) the amount of interest that would have been paid through the end of the current Interest Period on the principal amount being repaid at the LIBOR Rate and minus (ii) the amount of interest Lender would earn if the amount of such prepayment of principal was used to purchase a(n) LIBOR Rate contract having a maturity date most closely matching with the last day of the relevant Interest Period and such contract was held by Lender until the last day of the relevant Interest Period. The rate used in the present value calculation shall be the rate of interest offered on the LIBOR Rate contract having a maturity most closely matching with the last day of the relevant Interest Period. The time period used in the present value calculation shall be a fraction, the numerator of which is the number of days in the period between the date of prepayment and the last date of the relevant Interest Period, and the denominator of which shall be 360 days.

If the maturity of this Note is accelerated by the Lender because of the occurrence of an Event of Default, the resulting acceleration shall be deemed to be an election on the part of the Borrower to prepay this Note. Accordingly, there shall be added to the amount due after an Event of Default and resulting acceleration, the fixed rate prepayment charge, calculated as above and using as the prepayment date the date on which any tender of payment is made, and the Borrower agrees to pay the same.

The Borrower, by its signature below, hereby expressly (i) waives any rights it may have under California Civil Code Section 2954.10 to prepay this Note, in whole or in part, without penalty, upon acceleration of the maturity date, and (ii) agrees that if, for any reason, a prepayment of all or any portion of the principal amount of this Note is made upon or following any acceleration of the maturity date by the Lender on account of any Event of Default by the Borrower, then the Borrower shall be obligated to pay concurrently with such prepayment the fixed rate prepayment charge specified in the foregoing paragraphs. By signing this provision in the space provided below, the Borrower hereby declares that the Lender's agreement to make the loan evidenced by this Note constitutes adequate consideration, given individual weight by the Borrower, for this waiver and agreement.

Borrower: H.D.D LLC

By:	/s/ Phillip L. Hurst
Phillip L. Hurst, Manager

By:	/s/ William R. Hambrecht
William R. Hambrecht, Manager

By:	/s/ Paul E. Dolan, III
Paul E. Dolan, III, Manager

By:	/s/ Heath E. Dolan
Heath E. Dolan, Manager

By:	/s/ J. Barrie Graham
J. Barrie Graham, Manager

By:	/s/ Daniel A. Carroll
Daniel A. Carroll, Manager

2.          DEFINITIONS

2.1         Definitions. The following definitions are applicable to this Interest Rate Election Rider:

a)	"Interest Period" shall mean,

i)	with respect to any LIBOR Rate Balance, one month.

b)
"LIBOR Rate" shall mean the rate determined by the Lender as being the U.S. dollar London Interbank Offered Rate for such periods appearing on the Bloomberg British Bankers Association LIBOR page BBAM - Official BBA LIBOR Fixing at approximately 11:00 a.m. (London time) on the second Business Day prior to requesting a LIBOR Rate Balance, or on the second Business Day prior to the initial draw, or on the second Business Day prior to the next Interest Period.

c)
"One-Month LIBOR Rate" shall mean, on any day, the rate determined by the Lender as being the U. S. dollar London Interbank Offered Rate for an interest period of one month appearing on the Bloomberg British Bankers Association LIBOR page BBAM - Official BBA LIBOR Fixing at approximately 11:00 a.m. (London time).

2.2         Other Terms. Terms set forth in this Note which are defined in the Note shall have the meanings set forth in the Note.